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                               September 22, 1998




Pan Environmental Corporation
19239 Aurora Avenue North
Shoreline, WA  98133-3930

Ladies and Gentlemen:

         With respect to the Registration Statement on Form S-8 of Pan Environmental, Corporation (the "Company") in connection with the registration of 490,250 shares of common stock, par value $0.001, ("Common Stock") which have been reserved for issuance pursuant to various employment agreements and service provider agreements, We are of the opinion that the Common Stock when issued in accordance with the terms and provisions of the agreements will be duly authorized, legally issued, fully paid and nonassessable.

         This opinion is limited to the laws of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in any agreement.

         This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,



                                /s/ MCGUIRE, WOODS BATTLE & BOOTHE LLP
                                McGuire Woods Battle & Boothe LLP